UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Teradata Corporation

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April 7, 2015

Re:	Teradata Corporation (“Teradata” or the “Company”)
2015 Annual Meeting of Stockholders – April 28, 2015 (the “Annual Meeting”)
Proposal 2 – Advisory Vote to Approve our Execution Compensation (“Say on Pay Proposal”)

Dear Stockholder:

We are writing to ask you to vote FOR the proposal to approve, on an advisory basis, the compensation of Teradata’s named executive officers as disclosed in the definitive proxy statement for our 2015 Annual Meeting (the “say-on-pay” proposal). Our proxy statement was filed with the Securities and Exchange Commission on March 5, 2015 and can also be found at http://investor.teradata.com.

Teradata’s Board of Directors strongly believes that stockholders should support the say-on-pay proposal because:

•	Our executive compensation program delivers pay-for-performance;

•	Our executive compensation program emphasizes sound governance practices that support our pay-for-performance philosophy, reduce compensation risks and align pay with industry norms; and

•	Our executive compensation program has remained highly stable over the years and has consistently received strong support from our stockholders.

1.	Teradata’s Executive Compensation Program Delivers Pay-for-Performance.

The Compensation and Human Resource Committee of our Board of Directors (our “Compensation Committee”) has designed the compensation program for our named executive officers to be closely aligned with Company performance. As described below, the evidence clearly shows that our program is working and executive pay is strongly aligned to performance.

For the last two fiscal years, Teradata’s financial performance has fallen short of our compensation plan goals, and as a result:

•	No Performance-Based Restricted Share Units Were Earned for the Last Two Years. Because we did not achieve our threshold financial goals (based on GAAP revenue and non-GAAP earnings per share) for either 2013 or 2014, none of the annual performance-based restricted share unit awards for those years were earned by our named executive officers.

•	No Payout is Expected for the Long-Term Special 2016 Performance-Based Restricted Share Units. As reported, we do not expect any of the special 2016 performance-based restricted share units to become payable, because achievement of the threshold performance goals for these long-term awards is not reasonably probable at this time. Thus, no compensation expense was recorded for these awards in 2014 based on management’s determination that, at December 31, 2014, it was not probable that the long-term performance targets for these awards would be achievable.

•	Stock Options Granted in the Last Four Years Were Underwater at Year-End. As of December 31, 2014, the stock options granted to our named executive officers during the last four years (2011 through 2014) were underwater, meaning that the exercise price per share exceeded the closing price of our common stock on that date.

•	Annual Incentives Earned Were Significantly Below Target for the Last Two Years. For the last two completed fiscal years, the annual incentives earned by our named executive officers have been substantially below the target opportunity level. For 2014 and 2013, annual incentives were only earned at 31.5% and 37.5% of the 100% target incentive opportunity, respectively.

Our Compensation Committee believes that, in evaluating the say-on-pay proposal, it is important to compare actual pay to actual performance, rather than focusing exclusively on targeted compensation levels. The chart below compares the target total direct compensation (base salary, annual incentive and long-term incentives, at target levels) of our Chief Executive Officer over the last three completed fiscal years with his realizable pay for the same period.

*	For purposes of the above chart, actual realizable pay is defined as the sum of (1) base salary and annual incentive earned during the period, (2) the value of service-based restricted share units granted during the period, (3) the value of performance-based restricted share units earned during the period based on actual performance, and (4) the value of in-the-money stock options granted during the period. Realizable pay equity award values are based on our closing stock price on December 31, 2014, except that no amount is shown for the special 2016 (four-year) performance-based restricted share units, because it is not reasonably probable that the threshold performance objectives for those awards will be achieved.

In addition, our Chief Executive Officer’s target total direct compensation was established at approximately the median of our executive compensation peer group for the last three completed fiscal years. However, as shown above, his actual realizable pay was substantially below the target levels. Based upon our analysis, we also believe that our Chief Executive Officer’s actual realizable pay, as compared to the Company’s total shareholder return, is in alignment with the relative pay and performance of the group of peer companies selected by Institutional Shareholder Services (“ISS”), because both were in the bottom quartile over the past three years relative to such companies.

2. Our Executive Compensation Program Emphasizes Sound Governance Practices that Support our Pay-for-Performance Philosophy, Reduce Compensation Risks and Align Pay with Industry Norms.

We have adopted many governance best practices as part of our executive compensation program, such as the following, which are described in more detail in our definitive proxy statement:

•	“Double-trigger” vesting provisions for both equity incentive awards and change in control cash severance payments—without any tax gross-ups;

•	Robust stock ownership guidelines for executives;

•	Prohibition of hedging or pledging of Teradata stock by our officers and directors;

•	A compensation recovery (or “clawback”) policy for recovery of incentive compensation paid to executives based on financial results that are subsequently restated, as well as the right to cancel or recover equity awards in the event of harmful activity by an executive;

•	Use of an independent compensation consultant by our Compensation Committee;

•	Regular reviews of equity usage (overhang levels and run rates); and

•	Regular compensation risk assessments.

3. Our Executive Compensation Program has Remained Highly Stable Over the Years and has Consistently Received Strong Support from our Stockholders.

Our Compensation Committee has designed our executive compensation program to be highly stable from year-to-year. For example:

•	Since 2010, our regular annual performance-based restricted share unit awards have included both a one-year performance period and an additional two-year service-based vesting schedule following the completion of the performance period. The one-year performance period used for our regular performance-based awards was supplemented with special long-term performance-based restricted share unit awards covering 2013 through 2016 performance.

•	Since 2009, a portion of our named executive officers’ target annual incentive opportunities has been based upon strategic objectives. Our Compensation Committee adopted this approach in order to reward the achievement of long-term, strategic initiatives that are not captured through annual revenue and/or annual profit results. Our Compensation Committee believes that rewarding key strategic objectives is so important that it also included this approach in the special long-term performance-based restricted share unit awards and has added this feature to the performance-based restricted share unit awards for 2015.

•	Stock options have been a part of our long-term incentive compensation program since we have been a public company. The fact that the options granted over the last four years had lost their value as of December 31, 2014 clearly demonstrates that stock options are performance-based compensation.

We did not make any major changes to our executive compensation program in 2014 (although our Compensation Committee did decide to shift the mix of our overall long-term incentive opportunities away from stock options and toward performance-based and service-based restricted share units, as discussed in our definitive proxy statement). Thus, our executive compensation program for 2014 is essentially the same program that has been in place since 2009 and has received over 90% support in the four years we have held annual say-on-pay votes. We strongly believe that our say-on-pay proposal deserves your support this year as well.

While ISS has stated it believes that our executive compensation program does not align pay and performance, Glass Lewis & Co. is recommending a vote in favor of our say-on-pay proposal noting that it believes we have “adequately aligned executive pay and corporate performance.” For the reasons outlined above, our Board of Directors has designed and implemented a stable program that does, in fact, deliver pay-for-performance.

OUR RECOMMENDATION

We are committed to a pay-for-performance philosophy, and our Compensation Committee has taken great care in designing an executive compensation program that reflects and reinforces that philosophy. For the reasons stated above, our Board of Directors recommends that you vote FOR the say-on-pay proposal (Item 2 of your Proxy Card). Your vote is very important, and we appreciate your continued support of Teradata.

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